Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION REPORTS
SECOND QUARTER FISCAL 2018 FINANCIAL RESULTS

- Net Sales of $87.4 Million, Reflecting a Comparable Sales Increase of 0.8% -
- Gross Margin Rate was Flat as Compared to 2Q17 -

Minneapolis, MN, September 5, 2018 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the second quarter ended August 4, 2018.

Keri Jones, President and Chief Executive Officer, commented, “We made important progress in our turnaround efforts during the second quarter. We drove improvement in our comparable sales, saw a significant reduction in inventory levels, strengthened our financial position, hired two exceptional key executives and began to make progress on the strategic initiatives I outlined in the first quarter earning’s call. Looking ahead, we remain intently focused on advancing these initiatives which include enhancing and simplying her shopping experience, executing a disciplined promotional strategy, continuing to expand our omni-channel capabilities, building our customer base and reducing our cost structure. We expect these initiatives to begin to take hold this fiscal year and we believe we will deliver improved gross margin, drive year over year sales growth, and achieve meaningful improvement in earnings and cash flow in fiscal 2019.”

Results for the Second Quarter Ended August 4, 2018

•
Net sales totaled $87.4 million, an increase of 0.9%, while operating on average 462 stores. This compares to $86.6 million in net sales for the second quarter of fiscal 2017, while operating on average 474 stores.

•	Comparable sales increased 0.8% following a 0.6% decrease in the same period last year. eCommerce sales increased 15% following a 22% increase in the same period last year.

•	Gross margin rate was approximately flat at 28.5%, as compared to last year’s second quarter, with lower merchandise margin offset by reduced occupancy costs as a percentage of sales.

•
Selling, general & administrative expenses (“SG&A”) increased by $0.5 million, due to increased eCommerce investments, higher professional and consulting fees and a severance charge, partially offset by reduced store payroll and insurance expenses. As a percent of net sales, SG&A increased approximately 20 basis points to 33.9%.

•	Net loss totaled $7.4 million, or ($0.20) per share, compared to a net loss for the prior year period of $7.9 million, or ($0.21) per share.

•	Adjusted EBITDA*, a non-GAAP measure, was $(4.5) million, compared to ($4.3) million for the same period last year.

•	Adjusted loss per share**, a non-GAAP measure, was ($0.19) per share, compared to an adjusted loss of ($0.20) per share, for the same period last year.

Balance Sheet Highlights and Capital Expenditures
Cash and cash-equivalents totaled $23.1 million as of August 4, 2018 as compared to $22.6 million in the same period last year. Total inventory was $40.2 million at the end of the second quarter as compared to $41.9 million at the end of the second quarter last year. Merchandise inventory was down 4% at the end of the quarter as compared to the end of last year’s second quarter, reflecting our efforts to turn inventory faster.

Capital expenditures for the second quarter of fiscal 2018 were $0.8 million compared to $1.0 million in last year’s second quarter. Capital expenditures in the second quarter this year primarily reflected investments in technology associated with our omni-channel capabilities. During the quarter the Company extended its existing Credit Facility to 2023 and supplemented the $50 million facility with an additional $5 million revolving FILO (first in last out) tranche. For the second quarter ended August 4, 2018, the Company had no outstanding borrowings under its revolving credit facility.

Conference Call Information
The Company will discuss its second quarter results in a conference call scheduled for today, September 5, 2018, at 8:30 a.m. Eastern Time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com for thirty days. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until September 12, 2018. This call may be accessed by dialing 1-844-512-2921 and using the passcode 13682748.

Non-GAAP Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains non-GAAP financial measures, Adjusted EBITDA and Adjusted loss per share. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income or net loss, or any other measure of performance derived in accordance with GAAP. The Company believes the inclusion of these non-GAAP measures provides useful supplemental information to investors regarding the underlying performance of the Company’s business operations, especially when comparing such results to previous periods. These non-GAAP measures are not an alternative for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to its most directly comparable GAAP measure as provided in the table below.

*Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as Net income (loss), adjusted for Income tax provision (benefit); Other income; Interest expense, net; Depreciation and Amortization; Impairment of long-lived assets; and certain discretionary items. Please see “Non-GAAP Measures” above and reconciliations of this non-GAAP measure to the comparable GAAP measure that follows in the table below.

**Adjusted loss per share is a non-GAAP financial measure. The Company defines adjusted loss per share as GAAP loss per share adjusted for certain discretionary items as outlined in the reconciliation of this non-GAAP measure to the comparable GAAP measure that follows in the table below.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories. As of September 5, 2018, the Company operates 463 stores in 45 states consisting of 315 MPW stores, 79 Outlet stores, 36 Christopher & Banks stores, and 33 stores in its women’s plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release and in our upcoming earnings conference call may constitute forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to certain events that could have an effect on our future performance. The forward-looking statements relate to expectations concerning matters that are not historical facts and may use the words “will”, "expect", "anticipate", "plan", "intend", "project", "believe", “should”, "drive" "in order to" and similar expressions. Except for historical information, matters discussed in this press release or on our earnings conference call may be considered forward-looking statements.

These forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company's future performance and financial results to differ materially from those expressed or implied by the forward-looking statements. We cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, be achieved or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, those factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

COMPANY CONTACT:
Richard Bundy
Senior Vice President, Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017
Net sales	$87,418	$86,618	$173,319	$175,173
Merchandise, buying and occupancy costs	62,546	61,990	121,103	120,007
Gross profit	24,872	24,628	52,216	55,166
Other Operating Expenses:
Selling, general and administrative	29,675	29,179	59,422	60,153
Depreciation and amortization	2,518	3,167	5,334	6,266
Impairment of long-lived assets	—	93	—	163
Total other operating expenses	32,193	32,439	64,756	66,582
Operating loss	(7,321)	(7,811)	(12,540)	(11,416)
Interest expense, net	(42)	(38)	(99)	(69)
Loss before income taxes	(7,363)	(7,849)	(12,639)	(11,485)
Income tax provision	63	40	106	92
Net loss	$(7,426)	$(7,889)	$(12,745)	$(11,577)

Basic loss per share:
Net loss	$(0.20)	$(0.21)	$(0.34)	$(0.31)
Basic shares outstanding	37,458	37,156	37,381	37,123

Diluted loss per share:
Net loss	$(0.20)	$(0.21)	$(0.34)	$(0.31)
Diluted shares outstanding	37,458	37,156	37,381	37,123

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	August 4,	July 29,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$23,114	$22,573
Accounts receivable	3,508	3,833
Merchandise inventories	40,184	41,917
Prepaid expenses and other current assets	4,263	4,568
Income taxes receivable	218	255
Total current assets	71,287	73,146

Property, equipment and improvements, net	38,383	51,983

Other non-current assets:
Deferred income taxes	597	322
Other assets	1,213	641
Total other non-current assets	1,810	963
Total assets	$111,480	$126,092

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,689	$22,994
Accrued salaries, wages and related expenses	5,045	4,338
Accrued liabilities and other current liabilities	19,655	20,801
Total current liabilities	48,389	48,133

Non-current liabilities:
Deferred lease incentives	7,023	8,540
Deferred rent obligations	6,459	6,583
Other non-current liabilities	9,372	2,574
Total non-current liabilities	22,854	17,697

Stockholders' equity:
Common stock	481	476
Additional paid-in capital	128,236	127,057
Retained earnings	24,231	45,440
Common stock held in treasury	(112,711)	(112,711)
Total stockholders' equity	40,237	60,262
Total liabilities and stockholders' equity	$111,480	$126,092

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 4,	July 29,
	2018	2017
Cash flows from operating activities:
Net loss	$(12,745)	$(11,577)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,334	6,266
Impairment of long-lived assets	—	163
Amortization of financing costs	31	31
Deferred lease-related liabilities	(486)	(442)
Stock-based compensation expense	604	550
Changes in operating assets and liabilities:
Accounts receivable	(882)	(1,284)
Merchandise inventories	1,178	(5,082)
Prepaid expenses and other assets	(1,579)	(1,180)
Income taxes receivable	(46)	261
Accounts payable	3,021	9,096
Accrued liabilities	(5,757)	(7,872)
Other liabilities	(59)	1,793
Net cash used in operating activities	(11,386)	(9,277)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(1,722)	(3,150)
Proceeds from sale of assets	13,329	—
Net cash provided by (used in) investing activities	11,607	(3,150)

Cash flows from financing activities:
Shares redeemed for payroll taxes	(13)	(6)
Proceeds from short-term borrowings	9,100	—
Payments of short-term borrowings	(9,100)	—
Payments of deferred financing costs	(171)	—
Net cash used in financing activities	(184)	(6)

Net increase (decrease) in cash and cash equivalents	37	(12,433)
Cash and cash equivalents at beginning of period	23,077	35,006
Cash and cash equivalents at end of period	$23,114	$22,573

Supplemental cash flow information:
Interest paid	$100	$69
Income taxes paid (refunded)	$130	$(251)
Accrued purchases of equipment and improvements	$143	$219

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

The following table reconciles from Net loss in accordance with generally accepted accounting principles (GAAP) to Adjusted EBITDA, a non-GAAP measure, for the thirteen and twenty-six week periods ended August 4, 2018 and July 29, 2017:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017
Net loss on a GAAP basis	$(7,426)	$(7,889)	$(12,745)	$(11,577)
Income tax provision	63	40	106	92
Interest expense, net	(42)	(38)	(99)	(69)
Depreciation & amortization	2,518	3,167	5,334	6,266
Impairment of long-lived assets	—	93	—	163
Lease termination fees and other related costs, net	—	289	161	484
Executive severance	$310	$—	$310	$—
Adjusted EBITDA	$(4,493)	$(4,262)	$(6,735)	$(4,503)

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF LOSS PER SHARE
(in thousands, except per share amounts)
(unaudited)

The following table reconciles Net loss per share in accordance with GAAP to Adjusted net loss per share, on a non-GAAP basis, for the thirteen and twenty-six week periods ended August 4, 2018 and July 29, 2017:

	Thirteen Weeks Ended
	August 4,			July 29,
	2018			2017
	Pretax	Net of tax	Per share amounts	Pretax	Net of tax	Per share amounts
GAAP net loss per share			$(0.20)			$(0.21)
Adjustments
Lease termination fees and other related costs, net	—	—	—	289	285	0.01
Executive severance	310	307	$0.01	—	—	$—
Adjusted loss per share			$(0.19)			$(0.20)

	Twenty-Six Weeks Ended
	August 4,			July 29,
	2018			2017
	Pretax	Net of tax	Per share amounts	Pretax	Net of tax	Per share amounts
GAAP net loss per share			$(0.34)			$(0.31)
Adjustments
Lease termination fees and other related costs, net	161	160	—	484	477	0.01
Executive severance	310	307	$0.01	—	—	$—
Adjusted loss per share			$(0.33)			$(0.30)